Exhibit 99.1

Eagle Pharmaceuticals Announces Management Change

–    CEO and Founder Scott Tarriff Retires    –

– Chairman Michael Graves to Serve as Interim Executive Chairman –

WOODCLIFF LAKE, N.J., November 29, 2023 -- Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced a change in management. Effective immediately Scott Tarriff, Founder, President and Chief Executive Officer of the Company, has announced his resignation and retirement from his positions with the Company as President, Chief Executive Officer and Director on the Company’s Board of Directors. Michael Graves, Eagle Pharmaceuticals’ Chairman of the Board, has assumed the role of Interim Executive Chairman of the Board to lead the management team through this transition. The Company will institute a CEO search for Mr. Tarriff’s successor.

Michael (“Mike”) Graves has served as a member of Eagle’s Board of Directors since November 2013 and as Chairman of the Board since June 2016. Mr. Graves has extensive board experience and is currently Executive Chairman of the Board of Directors of Nanocopoeia, Inc. and a member of the Board of Managers of TopRx, LLC, both privately held companies. Mr. Graves previously served on the Board of Directors of RiboCor, Inc. From 2007 to 2011, Mr. Graves served as the Chief Executive Officer and President of Paddock Laboratories, Inc., a pharmaceutical company engaged in the manufacture, distribution and marketing of bioequivalent generic pharmaceuticals and specialty over-the-counter pharmaceutical products. From 2005 to 2006, Mr. Graves served as President of the Generic Products Division at Par Pharmaceutical Companies, Inc., a publicly-traded developer, manufacturer and marketer of specialty pharmaceuticals. While at Par, Mr. Graves progressed through a series of executive roles across marketing and sales, business development, corporate development and strategic planning, until his promotion to President of the Generic Products Division in 2005. Mr. Graves holds a B.S. from State University College of New York at Buffalo.

Michael Graves commented, “I look forward to leading the Company during this transition. We will institute an executive search to recruit a permanent replacement for a Chief Executive Officer.”

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include PEMFEXY®, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM® (Japan), and BYFAVO® and BARHEMSYS® through its wholly owned subsidiary Acacia Pharma Inc. Eagle’s oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states, and the company is focused on developing medicines with the potential to become part of the personalized medicine paradigm in cancer care. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “could,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements with respect to the Company’s expectations with respect to the management transition, including the Company’s search for a new chief executive officer, and the potential of the Company’s pipeline and product candidates to address underserved therapeutic areas across multiple disease states and the potential of its product candidates. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the Company’s reporting of financial and business results, the impacts of the post- COVID-19 environment and geopolitical factors such as the conflicts between Russia and Ukraine and Gaza and Israel; delay in or failure to obtain regulatory approval of the Company's or its partners’ product candidates and successful compliance with FDA, European Medicines Agency and other governmental regulations applicable to product approvals; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners; the outcome of litigation involving any of its products or that may have an impact on any of its products; the strength and enforceability of the Company’s intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; unexpected safety or efficacy data observed during clinical trials; clinical trial site activation or enrollment rates that are lower than expected; the risks inherent in drug development and in conducting clinical trials; risks inherent in estimates or judgments relating to the Company’s critical accounting policies, or any of the Company’s estimates or projections, which may prove to be inaccurate; the Company’s ability to maintain its listing on the Nasdaq Stock Market; unanticipated factors in addition to the foregoing that may impact the Company’s financial and business projections and guidance and may cause the Company’s actual results and outcomes to materially differ from its projections and guidance; and those risks and uncertainties identified in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2023, the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 9, 2023, and for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023, and its other subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contacts:

Lisa Wilson

In-Site Communications, Inc.

917-543-9932

lwilson@insitecony.com

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com